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                                                                    EXHIBIT A-2

                           HERITABLE FINANCE LIMITED

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (Dollars in thousands)


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

                                                                      December 31,    December 31,     March 31,
                                                                          1994            1995           1996
                                                                      ------------    ------------    ------------
                                                                                                      (Unaudited)

ASSETS
  Cash ..............................................................   $     58       $     47        $     --
  Accrued interest receivable .......................................      1,583          1,699           1,755
  Unamortized fees ..................................................      2,982          3,962           4,279
  Accounts receivable ...............................................        799            379             217
  Mortgage loans held for investment, net ...........................    159,806        172,702         176,001
  Furniture, equipment and vehicles, net ............................        524            588             609
  Other assets ......................................................      2,142          2,125           1,916
                                                                        --------       --------        --------
        Total assets ................................................   $167,894       $181,502        $184,777
                                                                        ========       ========        ========
LIABILITIES
  Accounts payable and other liabilities ............................   $  1,588       $  1,678        $  2,383
  Income taxes payable ..............................................      1,095          2,127           3,045
  Due to The Heritable and General Investment Bank Limited ..........    163,037        171,028         171,415
  Due to City Mortgage Corporation ..................................         --             --              --
  Negative goodwill .................................................      2,116          1,882           1,797
                                                                        --------       --------        --------
        Total liabilities ...........................................    167,836        176,715         178,640
                                                                        --------       --------        --------
STOCKHOLDERS' EQUITY
  Common stock 1,000 (pound) 1.00 par value "A" ordinary shares
    authorized, issued and outstanding in 1994, 1995 and 1996 .......          2              2               2
  Common Stock, 9,000 (pound) 1.00 par value "B" ordinary shares
    authorized, issued and outstanding in 1994, 1995 and 1996 .......         14             14              14
  Foreign currency translation adjustment ...........................         86              7             (78)
  Retained earnings (deficit)........................................        (44)         4,764           6,199
                                                                        --------       --------        --------
  Total stockholders' equity ........................................         58          4,787           6,137
                                                                        --------       --------        --------
        Total liabilities and stockholders' equity ..................   $167,894       $181,502        $184,777
                                                                        ========       ========        ========
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            See accompanying notes to consolidated financial statements